Exhibit 99.1

              Pope Resources Timberlands Pass Third-Party SFI Audit

    POULSBO, Wash.--(BUSINESS WIRE)--Nov. 20, 2003--Pope Resources (Nasdaq:POPEZ) reported today the successful results of an independent third-party Sustainable Forestry Initiative(R) (SFI) audit conducted by PricewaterhouseCoopers (PwC). The audit certifies that the company's management of its 112,000 acres of owned timberlands meet the objectives of the SFI standards. The SFI(R), which is sponsored by the American Forest and Paper Association (AF&PA), ensures customers of forest products coming from certified lands that those lands are managed in a sustainable and responsible manner. Tom Kametz, who oversees the management of Pope Resources' timberlands by its subsidiary Olympic Resource Management (ORM), said, "We are pleased to see our land management practices pass the SFI audit and view this as a validation of our Stewardship and Land Use Policies, which we have used for many years as a guide for our land management activities."
    The audit process was conducted in October 2003 by PwC together with several outside experts. The audit team examined company records and made field visits to judge ORM's compliance with SFI standards. PwC auditors found no major or minor non-conformances with SFI standards.
    More detailed information on the Sustainable Forestry Initiative can be found at www.aboutsfb.org and a more detailed report on specific findings from this particular audit will be prepared within the next several weeks and then found on the company's website at www.orm.com.

    About Pope Resources

    Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage nearly 215,000 acres of timberland and development property in Washington, Oregon, and California. In addition, it provides forestry consulting and timberland management services to third-party owners and managers of timberland. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com.


    CONTACT: Pope Resources
             Tom Ringo, 360-697-6626
             Fax: 360-697-1156